Exhibit 10.65

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of [    ], 2013 (this “Escrow Agreement”), is by and among Vince Intermediate Holding, LLC, a Delaware limited liability company (“Vince”), Kellwood Company, LLC, a Delaware limited liability company (formerly known as Kellwood Company, “Kellwood”), and U.S. Bank National Association, a national banking association, as Escrow Agent hereunder (“Escrow Agent”).

BACKGROUND

A. In anticipation of the initial public offering (the “IPO”) of Vince Holding Corp., a Delaware corporation (formerly known as Apparel Holding Corp., the “Issuer”) and Vince’s direct parent company, Kellwood has commenced a tender offer (the “Tender Offer”) to purchase all of its 7.625% Debentures due 2017 (the “7.625% Notes”);

B. the IPO was consummated on the date hereof and in connection therewith: (i) the Issuer transferred the net proceeds from the IPO to Vince; (ii) using such proceeds, along with borrowings under its new term loan facility, Vince repaid the $[        ] million promissory note, dated as of the date hereof (the “Kellwood Note Receivable”), to Kellwood; (iii) in accordance with the terms of that certain Transfer Agreement, dated as of the date hereof (the “Transfer Agreement”), by and between Vince and Kellwood, (A) Kellwood used a portion of such proceeds from the repayment of the Kellwood Note Receivable to repay, repurchase or discharge certain of its indebtedness; and (B) Kellwood intends to use up to $[        ] of such proceeds to repurchase the 2017 Notes in the Tender Offer (the “Escrow Funds”);

C. the Escrow Funds represent an amount equal to the face value of the 7.625% Notes issued and outstanding on the date hereof plus accrued and unpaid interest thereon through [            ], 2013, which is the anticipated closing date of the Tender Offer, and are to be held solely for the benefit of Kellwood;

D. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement;

E. Vince and Kellwood have agreed to appoint the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with the Escrow Agent and this Escrow Agreement; and

F. in order to establish the escrow of funds and to affect the provisions of the Transfer Agreement and other agreements made by Kellwood and Vince in connection with the IPO, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the applicable termination date set forth on Schedule A hereto.

“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Escrow Agreement.

“Kellwood Representative” shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Kellwood and delivered to Escrow Agent and any Vince Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

“Representatives” shall mean the Kellwood Representatives and the Vince Representatives. Unless the context otherwise requires, references in this Escrow Agreement to “the Representatives” shall refer to one of each of the Kellwood Representatives and the Vince Representatives.

“Vince Representative” shall mean the persons so designated on Schedule A hereto or any other person designated in a writing signed by Vince and delivered to Escrow Agent and any Kellwood Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

2. Appointment of and Acceptance by Escrow Agent. Vince and Kellwood hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Escrow Agreement, Kellwood will transfer the Escrow Funds in the amount set forth on Schedule A hereto to Escrow Agent, by wire transfer of immediately available funds, to the account of the Escrow Agent referenced on Schedule A hereto.

4. Disbursements of Escrow Funds. Escrow Agent shall disburse Escrow Funds at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction. Such Joint Written Direction shall contain wiring instructions or an address to which a check shall be sent. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, the Escrow Funds in the manner described on Schedule A, without any further instruction or direction from the Representatives.

All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties (as defined below) pursuant to Section 10 and Section 11 below.

5. Suspension of Performance; Disbursement Into Court. If, at any time, (i) there shall exist any dispute between Vince, Kellwood or the Representatives with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Vince, Kellwood, their respective stockholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6. Investment of Funds. The Escrow Agent is herein directed and instructed to initially invest and reinvest the Escrow Funds in the investment indicated on Schedule B hereto. With the execution of this document, the parties hereto acknowledge receipt of prospectuses and/or disclosure materials associated with the investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by the parties to this Escrow Agreement. Vince and Kellwood may provide instructions changing the investment of the Escrow Funds (subject to applicable minimum investment requirements) by furnishing a Joint Written Direction to the Escrow Agent; provided, however, that such investments are consistent with the Escrow Agent’s investment criteria and that no investment or reinvestment may be made except in the following:

[TO COME]

If Escrow Agent has not received joint written instructions at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Funds, or such portion thereof as to which no joint written instructions have been received, in U.S. Bank Money Market Deposit Account, as identified on Schedule B, and described in clause (c) above. Each of the foregoing investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the Representatives, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after ten o’clock, New York City time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which the Escrow Agent is open for business.

All entities entitled to receive interest on the Escrow Funds shall provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest and Escrow Agent will file the appropriate 1099 or 1042-S forms, whichever are applicable. A statement of citizenship will be provided if requested by Escrow Agent.

7. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days prior written notice to Vince and Kellwood specifying a date when such resignation shall take effect. Upon any such notice of resignation, the Representatives jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8. Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Vince or Kellwood. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent shall not be responsible or liable in any manner for the performance by any party of their respective obligations under the Underlying Agreement nor shall Escrow Agent be responsible or liable in any manner for the failure of any party to honor any of the provisions of this Escrow Agreement. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Vince and Kellwood, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised in writing by outside legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Vince and Kellwood, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Vince or Kellwood, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Vince and Kellwood jointly and severally. The obligations of Vince and Kellwood under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

The parties agree that neither the payment by Vince or Kellwood of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Vince and Kellwood, the respective rights and obligations of Vince, on the one hand, and Kellwood, on the other hand, under the Transfer Agreement.

10. Compensation to Escrow Agent.

a. Fees and Expenses. Kellwood shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A are hereby incorporated by this reference, and form a part of this Escrow Agreement. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Kellwood upon demand by Escrow Agent. The obligations of Kellwood under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

b. Disbursements from Escrow Funds to Pay Escrow Agent. The Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent is entitled to seek indemnification pursuant to Section 9 hereof). Escrow Agent shall notify the Representatives of any disbursement from the Escrow Funds to itself in respect of any compensation or reimbursement hereunder and shall furnish to the Representatives copies of all related invoices and other statements.

c. Security and Offset. Vince, Kellwood and the Representatives hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds to secure all obligations hereunder, and Escrow Agent and the Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds. If for any reason the Escrow Funds available to Escrow Agent and the Indemnified Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, Vince and Kellwood shall promptly pay such amounts to Escrow Agent and the Indemnified Parties upon receipt of an itemized invoice.

11. Representations and Warranties; Legal Opinions. Each of Vince and Kellwood respectively makes the following representations and warranties to Escrow Agent as of the date hereof:

(i) It has full legal right, power and authority to enter into and perform all of its respective obligations under this Escrow Agreement.

(b) The execution, delivery and performance of this Escrow Agreement is in accordance with the terms of the Transfer Agreement, and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or cause a default under any other agreement to which it is a party.

(c) This Escrow Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with the terms hereof, subject to the due authorization, execution and delivery of this Agreement by the other parties hereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

12. IMPORTANT INFORMATION FOR OPENING AN ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Vince and Kellwood acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Vince and Kellwood agree to provide any additional information reasonably requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner. Vince and Kellwood each represent that all identifying information set forth on Schedule A, including without limitation, its Taxpayer

Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Funds (after giving effect to any updated Taxpayer Identification Number provided by any Representative on behalf of Kellwood or Vince, as applicable, and in accordance with Section 14.

14. Notice. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service, facsimile transmitter (with confirmed receipt) or other electronic transmission to the address, facsimile number or email address set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Schedule A hereto, or to such other address as each party may designate for itself by like notice.

15. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the Representatives and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

16. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

17. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Escrow Agreement shall be governed by the internal Law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

18. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Funds.

19. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Vince, Kellwood and Escrow Agent.

20. Execution in Counterparts. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

21. Termination. Upon the first to occur of the termination of the Escrow Period, the disbursement of all amounts in the Escrow Funds pursuant to Joint Written Directions or the disbursement of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof, this Escrow Agreement shall terminate , Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further liability with respect to the Escrow Funds, this Escrow Agreement, or any action or refusal to take action hereunder, to Vince and Kellwood, their respective stockholders or members, the Representatives, or any other person.

22. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Vince or Kellwood and become financially interested in any transaction in which Vince or Kellwood may be interested, and contract and lend money to Vince or Kellwood and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Vince or Kellwood or for any other entity.

23. Brokerage Confirmations. The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions on its regular monthly reports.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

VINCE INTERMEDIATE HOLDING, LLC

By:
Name:
Title:

KELLWOOD COMPANY, LLC

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SCHEDULE A

1.	Escrow Funds.

	Escrow Funds amount:	$

2.	Escrow Account.

U.S. Bank National Association
[ABA#
ATTN:
Re: [Account Name, #]]

3.	Escrow Agent Fees.

	Acceptance Fee:	$
	Annual Escrow Fee:	$
	Out-of-Pocket Expenses:	$
	[Transactional Costs]:	$
	[Other Fees/Attorney, etc.]:	$

	Extraordinary Services Fees	Billed at market hourly rates

	TOTAL	$

The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary services fees.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

3.	Taxpayer Identification Numbers.

Vince:

Kellwood:

4.	Termination and Disbursement. Unless earlier terminated by the provisions of the Escrow Agreement, the Escrow Period will terminate on the first to occur of (i) the closing of the Tender Offer and (iii) [ ], 2014. Any Escrow Funds remaining on such date shall be distributed 100% to Kellwood without further instruction from either Kellwood or Vince.

5.	Investment Instructions

List specific investment instructions on Schedule B.

6.	Representatives.

Each of the following persons is hereby designated and appointed as a Vince Representative under the Escrow Agreement:

Kevin Kelly	Specimen signature

Jay Dubiner	Specimen signature

Each of the following persons is hereby designated and appointed as a Kellwood Representative under the Escrow Agreement:

Brandi Wilson	Specimen signature

Keith Grypp	Specimen signature

7.	Representative Information. The following information should be provided to Escrow Agent separately by each Representative and any future Representative:

1.	Date of Birth
2.	Address
3.	Mailing Address, if different
4.	Social Security Number

8.	Notice Addresses.

If to Vince at:	Vince Intermediate Holding, LLC
1441 Broadway—6th Floor
New York, New York 10018
ATTN: Jay Dubiner
Facsimile: [ ]
Telephone: (212) 515-2650
E-mail: Jdubiner@vince.com

If to Kellwood at:	Kellwood Company, LLC
600 Kellwood Parkway
St. Louis, Missouri 63017
ATTN: Keith Grypp
Facsimile: (314) 576-3388
Telephone: (314) 576-3425
E-mail: keith.grypp@kellwood.com

If to the Escrow
Agent at:	U.S. Bank National Association, as Escrow Agent

ATTENTION:

Facsimile:

SCHEDULE B

[INVESTMENT DIRECTION]